Exhibit 99.1
SKILLED HEALTHCARE GROUP REPORTS RECORD DILUTED EPS OF $1.01 FOR FULL YEAR 2008
FOOTHILL RANCH, Calif.— February 10, 2009—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its unaudited consolidated financial operating results for the three- and twelve-month periods ended December 31, 2008.
Consolidated Results of Operations for the Fourth Quarter of 2008
For the fourth quarter of 2008, Skilled Healthcare reported net income of $10.3 million, an increase of 42.9%, as compared to net income of $7.2 million in the fourth quarter of 2007. In addition, the Company reported earnings for the fourth quarter of 2008 of $0.28 per diluted share, an increase of 47.4%, as compared to $0.19 per diluted share in the fourth quarter of 2007.
Revenues in the fourth quarter of 2008 totaled $189.8 million, an increase of 7.0% from $177.4 million in the corresponding prior year period. Revenues in the fourth quarter of 2008 from Skilled Healthcare’s long-term care services segment, comprising skilled nursing and assisted living facilities, were $166.0 million, an increase of 6.3% from the fourth quarter of 2007. Approximately $3.8 million, or 2.4 percentage points, of the increase in long-term care services revenues resulted from healthcare facilities acquired or developed after October 1, 2007. Revenues in the fourth quarter of 2008 from Skilled Healthcare’s ancillary services segment, comprising rehabilitation therapy and hospice services, were $23.8 million, an increase of 12.8% from the fourth quarter of 2007.
Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, were $30.9 million in the fourth quarter of 2008, an increase of $3.5 million, or 12.6%, over the fourth quarter of 2007. Adjusted EBITDA reflects the non-GAAP adjustments to net income that are reflected in the financial tables of this press release. Skilled mix was 23.3% in the fourth quarter of 2008, as compared to 23.1% in the fourth quarter of 2007. Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the company’s skilled nursing facilities divided by the total number of patient days at the company’s skilled nursing facilities for any given period.
Boyd Hendrickson, Chairman and Chief Executive Officer commented, “Our fourth quarter and full year 2008 results are a testament to the strong underlying fundamentals of our company. We recognize that the macroeconomic environment has changed over the last year but our priorities remain steadfast. We take pride in the high quality of care we provide for our patients while driving long-term value for our shareholders with our high-acuity model. It is this dedicated focus that helped drive record earnings per share in 2008 and allowed us to reinvest into our business. During the year, we added 16 new Express Recovery Units™ and expanded nine additional units encompassing 585 dedicated beds. In addition, we acquired eight assisted living facilities and a skilled nursing facility in Kansas. Furthermore, we are very excited to announce that, in early 2009, we expect to complete our new state-of-the-art, 136-bed skilled nursing facility in downtown Dallas adjacent to Baylor Medical Center. We firmly believe that these reinvestments will continue to meet the needs of, and provide the highest quality of care for, the growing population of long-term care patients.”
Consolidated Results of Operations for 2008
Skilled Healthcare reported net income in 2008 of $37.2 million, or $1.01 per diluted share, as compared to net income attributable to common stockholders of $9.8 million, or $0.35 per diluted share, in 2007.
Revenues in 2008 totaled $733.3 million, an increase of 15.6% from $634.6 million in the corresponding prior year period. Revenues in 2008 from Skilled Healthcare’s long-term care services segment were $643.5 million, an increase of 15.8% from 2007. Approximately $69.0 million, or 12.4 percentage points, of the increase in long-term care services revenues resulted from healthcare facilities acquired or developed after January 1, 2007. Revenues in 2008 from Skilled Healthcare’s ancillary services segment were $89.8 million, an increase of 13.7% from 2007. Approximately $6.8 million, or 8.6 percentage points, of the increase in ancillary services revenues resulted from the acquisition of two hospice businesses in New Mexico in September 2007.
Adjusted EBITDA were $114.9 million in 2008, an increase of $12.9 million, or 12.6%, over 2007. Skilled mix increased to 24.2% in 2008, compared to 24.1% in 2007.

Outlook
Skilled Healthcare is releasing its 2009 full year guidance and expects revenue to be between $792 million and $802 million and earnings per diluted share to be between $1.08 and $1.14. EBITDA is expected to be in the range of $125 million to $130 million and EBITDAR is expected to be in the range of $144 million and $149 million. This guidance assumes:
•	Market basket increases for Medicare in the fourth quarter of 2009 consistent with prior years;

•	Medicaid increases of approximately two percent for the 2009/2010 fiscal year;

•	Development capital expenditures of approximately $30 million for new facilities and Express Recovery™ Units;

•	Preservation capital expenditures of approximately $18 million or $1,700 per bed;

•	Start-up losses of approximately $1.3 million on our newly completed developments;

•	Current debt structure and existing interest rates in 2009;

•	Cost control program to improve efficiencies; and

•	Effective tax rate of 39.5%.
Conference Call
A conference call and webcast will be held today, Tuesday, February 10, 2009, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) to discuss Skilled Healthcare’s consolidated financial results for the fourth quarter and full year of 2008 as well as its outlook for the future.
To participate in the call, interested parties may dial 866-783-2140 and reference passcode 30158168. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare’s Web site, www.skilledhealthcaregroup.com. A replay of the conference call will be available on Skilled Healthcare’s Web site or by dialing 888-286-8010 and referencing passcode 80584226.
About Skilled Healthcare Group
Skilled Healthcare Group, Inc. companies operate skilled nursing facilities and a rehabilitation therapy business, which focus on creating a culture that attracts and retains an innovative, caring and ethical team that provides high-quality care to patients, and has a strong reputation for treating patients who require a high level of skilled nursing care and extensive rehabilitation therapy. We also provide other related healthcare services, including assisted living care and hospice care. References made in this release to Skilled Healthcare, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.
Forward-Looking Statements
This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the statements made by Mr. Hendrickson and the outlook for Skilled Healthcare’s financial performance and future actions of Skilled Healthcare. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue	$189,781	$177,393	$733,330	$634,607
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	148,336	139,767	578,481	500,999
Rent cost of revenue	4,534	4,398	18,248	12,854
General and administrative	6,743	6,173	24,514	20,382
Depreciation and amortization	5,444	5,067	20,978	17,687

	165,057	155,405	642,221	551,922

Other income (expenses):
Interest expense	(9,239)	(10,178)	(37,261)	(44,110)
Premium on redemption of debt and write-off of related deferred financing costs	—	—	—	(11,648)
Interest income	174	289	680	1,587
Other income	47	86	246	24
Equity in earnings of joint venture	754	329	2,487	1,603
Change in fair value of interest rate hedge	—	(1)	—	(40)

Total other income (expenses), net	(8,264)	(9,475)	(33,848)	(52,584)

Income before provision for income taxes	16,460	12,513	57,261	30,101
Provision for income taxes	6,195	5,329	20,052	12,952

Net income	10,265	7,184	37,209	17,149
Accretion on preferred stock	—	—	—	(7,354)

Net income attributable to common stockholders	$10,265	$7,184	$37,209	$9,795

Earnings per share data:
Earnings per common share, basic	$0.28	$0.20	$1.02	$0.36

Earnings per common share, diluted	$0.28	$0.19	$1.01	$0.35

Weighted average common shares outstanding, basic	36,606	36,249	36,573	27,062

Weighted average common shares outstanding, diluted	36,893	36,886	36,894	27,715

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$2,047	$5,012
Other current assets	146,628	145,292
Property and equipment, net	346,466	294,281
Other assets	518,701	525,522

Total assets	$1,013,842	$970,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$86,303	$88,847
Current portion of long-term debt and capital leases	7,812	6,335
Other long-term liabilities	45,175	48,355
Long-term debt and capital leases, less current portion	462,449	452,101
Stockholders’ equity	412,103	374,469

Total liabilities and stockholders’ equity	$1,013,842	$970,107

	Twelve Months Ended December 31,
	2008	2007
Cash Flow Data:
Net cash provided by operating activities	$63,013	$31,723
Net cash used in investing activities	$(68,377)	$(121,548)
Net cash provided by financing activities	$2,399	$92,016

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)
     The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Occupancy statistics (skilled nursing facilities):

Available beds at end of period	8,983	9,007	8,983	9,007
Available patient days	826,436	828,644	3,302,889	2,973,011
Actual patient days	697,984	704,401	2,791,937	2,523,954
Occupancy percentage	84.5%	85.0%	84.5%	84.9%
Skilled mix	23.3%	23.1%	24.2%	24.1%
Percentage of Medicare days in the upper nine RUG categories(1)	40.1%	40.3%	40.1%	39.1%
Average daily number of patients	7,587	7,657	7,628	6,915
EBITDA(2) (in thousands)	$30,969	$27,469	$114,820	$90,311
Adjusted EBITDA (2) (in thousands)	$30,922	$27,470	$114,882	$101,999
Adjusted EBITDA margin	16.3%	15.5%	15.7%	16.1%
Adjusted EBITDAR (2) (in thousands)	$35,456	$31,868	$133,130	$114,853
Adjusted EBITDAR margin	18.7%	18.0%	18.2%	18.1%
Revenue per patient day (skilled nursing facilities prior to intercompany elimination)
Medicare	$548	$512	$525	$495

Managed care	363	357	359	354
Medicaid	147	136	139	131
Private and other	159	155	157	151

Weighted average for all	$230	$217	$224	$214

Revenue from: (total company)

Medicare	35.5%	36.0%	36.5%	36.8%

Managed care, private pay and other	32.3	31.4	32.1	32.2

Quality mix	67.8	67.4	68.6	69.0
Medicaid	32.2	32.6	31.4	31.0

Total	100.0%	100.0%	100.0%	100.0%

	As of December 31,
	2008	2007
Facilities:
Skilled nursing facilities (at end of period):
Owned	51	49
Leased	24	25

Total skilled nursing facilities	75	74

Total licensed beds	9,373	9,183
Assisted living facilities (at end of period):
Owned	19	11
Leased	2	2

Total assisted living facilities	21	13

Total licensed beds	1,214	955
Total facilities (at end of period)	96	87
Percentage owned facilities (at end of period)	72.9%	69.0%

(1)	As of January 1, 2006, the Medicare resource utilization group, or RUG, categories were expanded from 44 to 53. This measures the percentage of our Medicare days that were generated by patients for whom we are reimbursed under one of the nine highest paying RUG categories.

(2)	EBITDA, Adjusted EBITDA and Adjusted EBITDAR are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes. Adjusted EBITDA excludes certain special charges that are included in EBITDA. We define EBITDAR as net income before depreciation, amortization and interest expense (net of interest income), the provision for (benefit from) income taxes and facility rent expense. Adjusted EBITDAR is defined as Adjusted EBITDA excluding rent cost of revenue.

Skilled Healthcare Group, Inc.
Revenue by Payor Class
(In millions, except percentage data)
(Unaudited)

	Twelve Months Ended December 31,
	2008		2007
		Percentage		Percentage
	Revenue	of	Revenue	of
	Dollars	Revenue	Dollars	Revenue
Medicare	$267.2	36.5%	$233.6	36.8%
Medicaid	230.5	31.4	197.0	31.0

Subtotal Medicare and Medicaid	497.7	67.9	430.6	67.8
Managed Care	69.7	9.5	53.6	8.5
Private and Other	165.9	22.6	150.4	23.7

Total	$733.3	100.0%	$634.6	100.0%

Skilled Healthcare Group, Inc.
Revenue by State
(In thousands, except percentage data)
(Unaudited)

	Twelve Months Ended December 31,
	2008		2007
	Revenue	Percentage	Revenue	Percentage
	Dollars	of Revenue	Dollars	of Revenue
California	$327,088	44.6%	$309,064	48.7%

Kansas	51,331	7.0	39,195	6.2
Missouri	55,878	7.6	51,357	8.1
Nevada	30,605	4.2	25,474	4.0
New Mexico	82,254	11.2	24,505	3.9
Texas	185,914	25.4	184,435	29.1
Other	260	0.0	577	0.0

Total	$733,330	100.0%	$634,607	100.0%

Skilled Healthcare Group, Inc.
Revenue by Service Offering
(In millions, except percentage data)
(Unaudited)

	Twelve Months Ended December 31,
	2008		2007
	Revenue	Percentage	Revenue	Percentage
	Dollars	of Revenue	Dollars	of Revenue
Long-term care services segment:
Skilled nursing facilities	$622.9	85.0%	$538.3	84.8%
Assisted living facilities	20.6	2.8	17.3	2.7

Total long-term care segment	643.5	87.8	555.6	87.5
Ancillary services segment:
Third-party rehabilitation therapy services	69.9	9.5	69.0	10.9
Hospice	19.9	2.7	10.0	1.6

Total ancillary services segment	89.8	12.2	79.0	12.5

Total	$733.3	100.0%	$634.6	100.0%

Skilled Healthcare Group, Inc.
Revenue and Earnings as a Percentage of Total Revenue
(Unaudited)

	Year Ended December 31,
	2008	2007
Revenue	100%	100%
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	78.9	79.0
Rent cost of revenue	2.5	2.0
General and administrative	3.3	3.2
Depreciation and amortization	2.9	2.8

	87.6	87.0

Other income (expenses):
Interest expense	(5.1)	(7.0)
Interest income	0.1	0.2
Equity in earnings of joint venture	0.3	0.3

	Year Ended December 31,
	2008	2007
Change in fair value of interest rate hedge	—	—
Premium on redemption of bond and write-off of deferred financing costs	—	(1.8)
Other income (expense)	—	—

Total other income (expenses), net	(4.7)	(8.3)

Income before provision for income taxes	7.7	4.7
Provision for income tax	2.7	2.0

Net income	5.0%	2.7%

EBITDA margin(1)	15.7%	14.2%
Adjusted EBITDA margin(1)	15.7%	16.1%

Skilled Healthcare Group, Inc.
Executive Separation and Bond Redemption Costs Reconciliation
(In thousands, except per share data)
(Unaudited)

		Twelve Months
	Three Months Ended	Ended December 31,
	December 31, 2007	2007
Net income	$7,184	$17,149
Adjustment for Executive separation costs	608	608
Adjustments for bond redemption costs:
Interest expense	—	616
Premium on redemption of debt and related write-off of deferred financing costs	—	11,648
Provision for income tax expense	(223)	(4,973)

Adjusted net income	$7,569	$25,048

GAAP weighted average common shares outstanding, diluted	36,886	27,715
Assuming conversion of preferred shares to common B shares at December 31, 2006	—	6,022

Adjusted weighted-average common shares outstanding, diluted	36,886	33,737

Adjusted net income per share, diluted	$0.21	$0.74

Skilled Healthcare Group, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR
(amounts in thousands)
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Net income	$10,265	$7,184	$37,209	$17,149
Interest expense, net of interest income	9,065	9,889	36,581	42,523
Provision for income taxes	6,195	5,329	20,052	12,952
Depreciation and amortization expense	5,444	5,067	20,978	17,687

EBITDA	30,969	27,469	114,820	90,311

Premium on redemption of debt and write-off of related deferred financing costs	—	—	—	11,648
(Gain)/Loss on sale of asset	(47)	—	62	—
Change in fair value of interest rate hedge	—	1	—	40

Adjusted EBITDA	30,922	27,470	114,882	101,999
Rent cost of revenue	4,534	4,398	18,248	12,854

Adjusted EBITDAR	$35,456	$31,868	$133,130	$114,853

     We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains that are unrelated to the day-to-day performance of our business. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.

     Management uses EBITDA, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services, segment and a facility by facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes at the administrative services level (because the adjustments to EBITDA and EBITDAR are not generally allocable to any individual business unit) and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments: long term care services, which includes the operation of our skilled nursing and assisted living facilities; and ancillary services, which includes our rehabilitation therapy and hospice businesses. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense (net of interest income), income taxes, depreciation and amortization expense and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. Adjusted EBITDAR excludes facility rent expense and is useful in comparing leased facilities to owned facilities. These types of charges are dependent on factors unrelated to our underlying business. Additionally, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying business between periods by eliminating certain items required by GAAP which have little or no significance in our day-to-day operations.
     We also make capital allocations to each of our facilities based on expected EBITDA returns and establish compensation programs and bonuses for our facility level employees that are based in part upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR
Year Ending December 31, 2009
(in millions)
Reconciliation of Forecasted Net Income to EBITDA and EBITDAR:

	Outlook
	Low	High
GAAP net income guidance	$40.0	$42.1
Interest expense, net of interest income and other	36.4	36.9
Provision for income taxes	26.1	27.5
Depreciation and amortization expense	22.5	23.5

EBITDA guidance	125.0	130.0
Rent cost of revenue	19.0	19.0

EBITDAR guidance	$144.0	$149.0